Exhibit 99.1

Pacific Biosciences Announces Retirement of Michael Phillips, SVP of Research and Development

Dr. Denis Zaccarin Succeeds Phillips to Lead Research and Development

MENLO PARK, Calif., Feb. 7, 2020 (GLOBE NEWSWIRE) — Pacific Biosciences of California, Inc. (Nasdaq:PACB), a leading provider of high-quality sequencing of genomes, transcriptomes and epigenomes, today announced that Michael Phillips has decided to retire from his role as the company’s Senior Vice President of Research and Development as of April 1, 2020.

Mr. Phillips has directed the development of PacBio’s technology since joining the company in 2005. During his tenure, he oversaw the development of the company’s first system, the PacBio RS, which was launched in 2011, and each of the company’s follow-on systems, including the PacBio RS II in 2013, the Sequel System in 2015, and most recently the Sequel II System in 2019.

“It has truly been an honor to lead Research and Development at Pacific Biosciences for the last 15 years. I have had the privilege of working with an exceptional team of scientists and engineers who have taken our technologies from the lab and transformed them into highly successful commercial products that are playing a principal role in the emerging genomics revolution. Even though I am concluding my career at PacBio, I look forward to following its progress and continued success, as Denis and the Research and Development team continue to push forward the technology’s potential” said Mr. Phillips.

“Michael has been a key contributor for PacBio since its early days, and he has been at the helm of the company’s R&D efforts throughout most of its history” said Michael Hunkapiller, Chairman and Chief Executive Officer of Pacific Biosciences. “PacBio launched the first long-read sequencer in 2011 with its novel SMRT technology and has leveraged the same technology to produce sequencers today with up to 100,000 times the throughput of those early systems. We are fortunate to have had Michael lead our development efforts throughout this period. On behalf of myself and the company, I extend our thanks to Michael for his many contributions to PacBio.”

Denis Zaccarin, PhD will succeed Mr. Phillips as the company’s head of research and development. Dr. Zaccarin joined PacBio in 2004 and has been an integral part of the company’s R&D team, most recently serving as Vice President of Semiconductor Integrated Devices, the team that is responsible for designing and developing the company’s SMRT Cells.

“I am humbled and excited by this opportunity to lead PacBio’s Research and Development team” said Dr. Zaccarin. “Michael leaves a strong legacy of outstanding leadership at PacBio that I am committed to uphold. I believe the potential benefits of SMRT sequencing are just beginning to be realized.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to future products, markets or market adoption, availability, uses, accuracy, quality or performance of, or benefits of using, products or technologies, the suitability or utility of products or technologies for particular applications or projects, the expected benefits of appointing Dr. Zaccarin as the head of research and development and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.”

Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Media:

Nicole Litchfield

415.793.6468

nicole@bioscribe.com

Investors:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com